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                                                                     EXHIBIT 3.6

                                          CHARTER

                                            OF

                              PRISON REALTY MANAGEMENT, INC.


        The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

        1. The name of the Corporation is Prison Realty Management, Inc. (hereinafter called the "Corporation")

        2. The Corporation is for profit.

        3. The street address of the Corporation's principal office is:

               2200 Abbott Martin Road, Suite 201
               Nashville, Tennessee 37215
               County of Davidson

        4. (a) The name of the Corporation's initial registered agent is Vida H. Carroll.

           (b) The street address of the Corporation's initial registered office in Tennessee is:

               2200 Abbott Martin Road, Suite 201
               Nashville, Tennessee 37215
               County of Davidson

        5. The name and address of the incorporator is:

               Albert J. Bart
               424 Church Street
               Suite 2800
               Nashville, Tennessee 37219

       6. The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of voting common stock, no par value per share. All common stock shall be of the same class and shall have full voting power.



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       7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter in the manner now or hereafter prescribed by the laws of the State of Tennessee. All rights herein conferred to the shareholders are granted subject to this reservation.

        8. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Tennessee.

       9. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 9 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to events occurring prior to such time.

       Dated this 23rd day of June, 1997.


                                          /s/ Albert J. Bart
                                          -----------------------------------
                                          Albert J. Bart, Incorporator











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